UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MAIR Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAIR HOLDINGS, INC.

FIFTH STREET TOWERS

150 SOUTH FIFTH STREET

SUITE 1360

MINNEAPOLIS, MINNESOTA 55402

May     , 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of MAIR Holdings, Inc. (“MAIR” or the “Company”) to be held at the Five Star Center Conference Room, Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota on         , June     , 2008 at 10:00 a.m.  At the meeting you will be asked to approve the dissolution and plan of liquidation of MAIR.  MAIR will, pursuant to a Plan of Liquidation, discharge its liabilities, wind up its affairs and distribute to its shareholders all funds remaining after such winding up is completed.

This meeting is particularly significant in that shareholders must approve the Company’s dissolution and plan of liquidation for MAIR to be authorized to distribute its remaining cash to its shareholders.  Therefore, it is important that your shares are voted at this special meeting.

As you may be aware, MAIR was previously the holding company for Mesaba Aviation, Inc., and MAIR is also the holding company for Big Sky Transportation Co.  In April 2007, Mesaba exited bankruptcy as a wholly-owned subsidiary of Northwest Airlines, Inc., leaving MAIR with Big Sky as its only operating subsidiary.  Following Mesaba’s bankruptcy filing in October 2005, MAIR reviewed a number of potential acquisitions and other growth opportunities, the majority of which focused on opportunities within the airline industry.  MAIR has not identified a business it believes, in light of the price being asked for such business and other considerations deemed by our Board of Directors and management to be relevant, would be in the best interests of MAIR to acquire.  Further, even if MAIR were able to consummate such a transaction, there can be no assurance that such a transaction would generate returns in excess of the liquidating distributions to be received by its shareholders in the proposed dissolution.

MAIR anticipated generating monthly profits from operations by December 2007.  Because these profits did not materialize and because we did not expect them to materialize in the forseeable future, in December 2007, MAIR and Big Sky made the decision that Big Sky would cease its eastern United States operations and begin transferring its remaining western operations to another carrier.  Because MAIR determined that it was uneconomical to continue funding Big Sky’s losses, on March 8, 2008, Big Sky ceased all operations.  MAIR’s Board of Directors has now determined that the prudent course of action is to convert its assets into cash, pay its creditors and return remaining cash to the Company’s shareholders.

The Plan of Liquidation in the enclosed proxy statement provides for the discharge of the Company’s liabilities and the winding up of the Company’s affairs.  MAIR is organized under Minnesota law, which requires shareholder approval of the Company’s dissolution.  Shareholder approval of the Plan of Liquidation is designed to comply with relevant provisions of U.S. federal income tax laws.  The affirmative vote of a majority of MAIR’s outstanding common stock will be required to approve the dissolution and plan of liquidation.  MAIR’s Board of Directors has unanimously approved the Company’s dissolution, deems it advisable and recommends that you vote FOR the dissolution and plan of liquidation.

Whether or not you are able to attend the meeting in person, I also urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope or follow the telephone voting instructions that appear on the enclosed proxy card.  If you do attend the meeting in person, you may withdraw your proxy and vote personally on any matters properly brought before the meeting.

Sincerely,

Paul F. Foley
President and Chief Executive Officer

MAIR HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS – JUNE     , 2008

A Special Meeting of Shareholders of MAIR Holdings, Inc. will be held at 10:00 a.m. on           , June     , 2008 at the Five Star Center Conference Room, Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota for the following purposes:

1.                                       To approve the dissolution of the Company and the proposed Plan of Liquidation in the form of Annex A to the accompanying proxy statement.

2.                                       To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only shareholders of record at the close of business on April     , 2008 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card, or follow the telephone voting instructions that appear on the proxy card.  Proxies may be revoked at any time, and if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Ruth M. Timm
Vice President, General Counsel and Secretary

Dated:  May     , 2008

PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEAR(S) THEREON AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS THAT APPEAR ON THE PROXY CARD.

MAIR HOLDINGS, INC.
FIFTH STREET TOWERS
150 SOUTH FIFTH STREET
SUITE 1360
MINNEAPOLIS, MINNESOTA 55402

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD
JUNE     , 2008

GENERAL INFORMATION REGARDING THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MAIR for use at a Special Meeting of Shareholders to be held at the Five Star Center Conference Room, Fifth Street Towers, 100 South Fifth Street, Minneapolis, Minnesota on             , June     , 2008 at 10:00 a.m., and at any adjournment thereof.

This proxy statement is first being mailed to shareholders of the Company on or about May     , 2008.

SHAREHOLDERS ENTITLED TO VOTE.  The Board of Directors has fixed the close of business on               , 2008 as the record date for determining the holders of common stock entitled to vote at the meeting.  On that date, there were 15,008,285 shares of common stock issued and outstanding.  Each share of common stock entitles the holder to one vote at the meeting.

PROXIES AND VOTING PROCEDURES.  All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications.  Shares represented by properly executed proxies on which no specification has been made will be voted FOR the proposal for dissolution of the Company and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.  If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.  If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of such matter.

Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Company, by delivering a later-dated proxy by mail or by following the telephone voting instructions or by attending the meeting and giving oral notice to the Inspector of Elections.

QUORUM AND VOTE REQUIRED.  A majority of the outstanding common stock of the Company, present in person or by proxy, will be required to constitute a quorum for the transaction of business at the special meeting, other than adjournment to seek a quorum.  Approval of the Company’s dissolution and Plan of Liquidation will require the affirmative vote of holders of a majority of the Company’s outstanding common stock.

ABSTAINING FROM VOTING OR NOT VOTING, EITHER IN PERSON OR BY PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE DISSOLUTION AND PLAN OF LIQUIDATION PROPOSAL.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated dissolution value per share of our common stock and the timing and amounts of distributions of dissolution proceeds to our shareholders.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations.  These risks include that we may incur additional liabilities, that the sale proceeds of our non-cash assets could be lower than anticipated and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distributions to our shareholders.  Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results.  Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

SUMMARY OF THE PLAN OF LIQUIDATION

At the special meeting, you will be asked to approve the dissolution and Plan of Liquidation of the Company.  The following describes briefly the material terms of the proposed dissolution and Plan of Liquidation of the Company.  This information is provided to assist shareholders in reviewing the proxy statement and considering the proposed dissolution and Plan of Liquidation, but does not include all of the information contained elsewhere in this proxy statement and may not contain all of the information that is important to you.  To understand fully the dissolution and Plan of Liquidation being submitted for shareholder approval, you should carefully read this proxy statement, including the accompanying copy of the Plan of Liquidation attached as Annex A, in its entirety.

If the dissolution is approved, we will, in accordance with the Plan of Liquidation, file a Notice of Intent to Dissolve with the Minnesota Secretary of State and publish notice of the dissolution to allow creditors an opportunity to file claims with the Company.  We will then pay or adequately provide for the payment of our liabilities, including (i) claims filed by creditors in response to our published notice of dissolution, (ii) existing liabilities for taxes and (iii) expenses of the dissolution and liquidation.  We will distribute any cash remaining after satisfaction of the above liabilities to our shareholders, on a pro rata basis.  Finally, we will file Articles of Dissolution with the Minnesota Secretary of State, at which time the corporation will be legally dissolved.

We will distribute to our shareholders cash that is not needed to satisfy our existing or projected liabilities.  We expect to begin making these liquidating distributions as soon as practicable following the filing of our Notice of Intent to Dissolve with the State of Minnesota.  The Company is currently negotiating with its creditors regarding the satisfaction of its liabilities.

As a result of the Company’s liquidation, for U.S. federal income tax purposes, shareholders will generally recognize a gain or loss equal to the difference between (i) the amount of cash distributed to them and (ii) their tax basis in shares of the Company’s common stock.  You should consult your tax advisor as to the tax effects of the Plan of Liquidation and the Company’s dissolution in your particular circumstances.

Under Minnesota law, shareholders will not have dissenters’ appraisal rights in connection with the dissolution and liquidation.  Minnesota law further provides that if we distribute the Company’s cash to our shareholders but fail to pay or make adequate provision for our liabilities, then each shareholder could be held liable for amounts owed to our creditors to the extent of such shareholder’s pro rata share of the liabilities not so discharged, but not in excess of the total amount received by such shareholder.

If our shareholders do not vote to approve the Company’s dissolution and Plan of Liquidation, our Board of Directors will explore what, if any, alternatives are available for the future of the Company.  The Board believes, however, there are no viable alternatives to the Company’s dissolution and liquidation pursuant to the Plan of Liquidation.  The Board has unanimously approved the Company’s dissolution and liquidation, deems it advisable and recommends that you approve it.

PROPOSAL FOR DISSOLUTION

Our Board of Directors is proposing the Company’s dissolution and Plan of Liquidation for approval by our shareholders at the special meeting.  The Board has unanimously approved the Company’s dissolution, declared it advisable and directed that it be submitted for shareholder action at the meeting.  Immediately following shareholder approval of the dissolution and Plan of Liquidation, the Company intends to file a Notice of Intent to Dissolve with the Minnesota Secretary of State.  A copy of the Plan of Liquidation is attached as Annex A to this proxy statement, and you are encouraged to read it carefully.

After approval of the Company’s dissolution, we anticipate that our activities will be limited to actions we deem necessary or appropriate to accomplish the following:

•      filing a Notice of Intent to Dissolve with the Secretary of State of Minnesota;

•      establishing a contingency reserve for the satisfaction of unknown or additional liabilities;

•      as provided in the Plan of Liquidation, paying or adequately providing for the payment of our known liabilities, including existing liabilities for taxes and expenses of the dissolution and liquidation;

•      if there are insufficient assets to satisfy our known and unknown liabilities, paying all such liabilities according to their priority and, among claims of equal priority, ratably to the extent of assets legally available for such payments;

•      authorizing management to commence liquidating the Company’s investments and turning over the proceeds to the Company’s transfer agent for distribution according to the Plan of Liquidation;

•      winding up our remaining business activities;

•      delisting our common stock from the NASDAQ Stock Market and deregistering our common stock under the Securities Exchange Act of 1934; and

•      making tax and other regulatory filings.

Following dissolution, our directors may, at any time, engage third parties to complete the liquidation pursuant to the Plan of Dissolution.  In addition, in the event the Company requires additional time to liquidate certain of its assets or is expecting future distributions from Mesaba’s bankruptcy liquidating trust or other sources, the Board will be authorized to establish a liquidating trust to complete the Company’s liquidation.  As the Company realizes the value of its assets, the proceeds shall be applied as follows: first, to satisfy the claims against or obligations of the Company, including claims of various vendors or other entities that are owed money by us for services rendered or products sold to us; and second, the remaining proceeds, if any, shall be distributed pro rata to our shareholders.

As is discussed more fully below, we expect to pay the Company’s liabilities.  We anticipate incurring additional professional, legal and accounting fees in connection with the Company’s dissolution and liquidation.  If liabilities were to arise in the future or if actual liabilities exceed those anticipated, under Minnesota law, shareholders who receive distributions from MAIR pursuant to the Plan of Liquidation could be liable for their pro rata share of such liabilities, but not in excess of the amounts distributed to them.

Our Board of Directors has unanimously approved the dissolution of the Company and unanimously recommends that our shareholders vote “FOR” this Proposal.

DISSOLUTION UNDER MINNESOTA LAW

Under Minnesota law and for federal tax reasons, shareholders must approve the Company’s dissolution and Plan of Liquidation.  Section 721 of the Minnesota Business Corporation Act (the “MBCA”) provides that a corporation may dissolve upon the affirmative vote of a majority of the voting power of all shares entitled to vote.  Following the affirmative vote of the Company’s shareholders, Section 723 of the MBCA requires the Company to file a notice of intent to dissolve with the Minnesota Secretary of State.  Upon the filing of the notice of intent to dissolve, the Company shall cease to carry on its business, except to the extent necessary to wind up its business.  The process of winding up includes the following:

•      collecting or making provision for the collection of all known debts due or owing to the Company;

•      paying or making provision for payment of all known debts, obligations and liabilities of the Company;

•      giving notice to creditors and claimants under Section 727 of the MBCA;

•      selling, leasing, transferring or otherwise disposing of all or substantially all of the property and assets of the Company, which may be done by the Company’s directors without further vote of the shareholders; and

•      distributing any remaining assets to the shareholders of the corporation.

Section 727 of the MBCA requires a dissolving corporation to provide written notice to known creditors and claimants and to also provide notice to creditors and claimants by publishing once each week for four successive weeks in a legal newspaper.  This notice must include a date by which all claims must be presented to the Company, and such date must be the later of 90 days after notice is given to a known creditor or claimant, or 90 days after published notice.  Following resolution of the claims filed against the Company, or in the case of a rejected claim, following the expiration of the statutory time for a creditor or claimant to pursue other remedies with respect to the claim, the Company will file articles of dissolution with the Minnesota Secretary of State, at which point the corporation will cease to exist.

PROVISIONS OF THE PLAN OF LIQUIDATION

GENERAL.  The Company intends to distribute pro rata to its shareholders all of the cash on the Company’s books, after payment of all liabilities and obligations of the Company.  Liquidation is expected to commence as soon as practicable after shareholder approval of the Company’s dissolution and Plan of Liquidation.  We do not anticipate that we will solicit any further votes of our shareholders with respect to the Plan of Liquidation.  It is currently anticipated that the Company will make one or more liquidating distributions in the aggregate amount of approximately $4.57 per share, although the exact timing and amount will not be determined until the time of such distributions.

Promptly following shareholder approval of the Plan of Liquidation,  on June 11, 2008, we will file a Form 25 with the Securities and Exchange Commission to begin the process of delisting our common stock from the NASDAQ Stock Market.  The Form 25 will become effective ten days after filing, at which time we will discontinue recording transfers of shares of our common stock.  Therefore, effective June 21, 2008, certificates representing shares of our common stock will not be assignable or transferable on our books, except by will, intestate succession or operation of law.  After that date, we will not issue any new stock certificates, except in connection with such transfers or as replacement certificates.

The Plan of Liquidation further provides that the record date for liquidating distributions will be June 20, 2008, the last date on which our stock will be traded.  All shareholders of record at the close of business on that date will be entitled to receive liquidating distributions from the Company.

A significant asset of the Company is its investment in Big Sky, which will also be dissolved and liquidated.  Its principal owned assets consist of seven Beechcraft 1900D aircraft.  Big Sky has retained the services of a broker to assist in the sale of the aircraft.  Big Sky is also negotiating the assignment or return of ten Beechcraft 1900D aircraft that Big Sky leases from Mesa Airlines, Inc.  All cash remaining at Big Sky after the sale of its assets and the payment of its liabilities will be distributed to MAIR.

ESTIMATED DISTRIBUTION TO SHAREHOLDERS.  Because of uncertainties as to the precise value of our assets and the ultimate amount of our liabilities, it is impossible to predict with certainty the amount of cash that will be distributed to our shareholders following a dissolution of the Company.  However, as of                 , 2008, the Company estimated the value of its assets to be approximately $73.6 million.  If the initial distribution were to be made at the time of the mailing of this proxy statement, based upon information presently available to us, we would expect to satisfy our actual and contingent liabilities, including dissolution costs, with an estimated cash expenditure (including contingency reserves) of approximately $5.1 million.  In determining the amount of our contingency reserves, the Board of Directors considered several factors, including our inability to predict with accuracy the amount of funds that will be needed to satisfy our actual and contingent liabilities until the expiration of a 90-day period during which we are required by Minnesota law to give notice to all creditors and claimants to present their claims against us.  Also, our federal and state income tax returns for all fiscal years after 2005 remain subject to audit.  Assuming our assets and liabilities (including contingent liabilities) and number of shares of our common stock outstanding are unchanged at the time of the actual distribution, we estimate that we would distribute to our shareholders approximately $4.57 in cash for each share of our common stock owned on the record date for the distribution.  Our ability to make interim distributions will depend upon the extent to which we are able to pay or settle our liabilities for more or less than the reserved amounts and our ability to convert certain of our assets into cash.

The table set forth below illustrates how we calculated the cash amount that we estimate will be available for distribution to our shareholders based upon information currently available to us.

Amount
(in thousands, except share and per share data)

Total unrestricted cash and investments (as of , 2008)	$28,000
Distribution expected for remaining Mesaba Aviation, Inc. bankruptcy claim (with interest)	4,600
Estimated distribution from Mesaba Aviaition, Inc. liquidating trust (for equity interest)	25,000
Estimated realized value of investment in Big Sky Transportation Co.	16,000
Estimated cash available before estimated expenditures	$73,600

Estimated cash expenditures:
Payment of accounts payable	$150
Corporate expenses from May 2008 through September 2008	1,100
Severance and other payments to officers and employees	2,300
Liquidation costs	250
Director and officer insurance	750
Contingency reserves	500
Estimated total cash expenditure	$5,050

Total estimated cash available for distribution in September 2008	$68,550

Shares outstanding as of , 2008	15,008,285
Estimated distribution per share	$4.57

Many of the amounts estimated above are subject to change because actual realizations will be dependent on a number of factors beyond our control, including the costs of dissolution, assertion of unanticipated liabilities and the actual realization of certain miscellaneous assets and finalization of obligations to be paid.  Any increase in the actual amount of our liabilities or decrease in the realization of assets will reduce the per share amounts to be distributed to shareholders.  We have summarized below those assets and liabilities that we believe pose the highest risk to materially affect the cash available for distribution to shareholders.

Mesaba Liquidating Trust.  Mesaba’s bankruptcy liquidating trust was initially funded with approximately $125 million.  In 2007, the trustee made an interim distribution to all unsecured creditors with resolved claims in an amount equal to 70% of such claims.  At that time, MAIR received $9.4 million, representing 70% of its $13.5 million unsecured claim.  MAIR expects to receive the remaining $4.1 million for its claim, plus interest, at the time when all other unsecured creditors are paid in full.  Additionally, as the former equity owner of Mesaba, MAIR will receive all funds remaining in the liquidating trust after the unsecured creditors are paid.  Based on the amounts at which certain claims have ultimately settled and other information available to us, we currently estimate that MAIR will receive approximately $25 million for its equity interest in Mesaba.  The ultimate amount MAIR receives for its equity distribution will be affected by the amounts at which the remaining unsecured claims are resolved.

One such unresolved claim is the Saab Leasing claim, which originated from a lawsuit between Saab Leasing and Mesaba regarding aircraft lease payments allegedly owed by Mesaba to Saab

Leasing.  In July 2006, the District Court for the District of Minnesota ruled that Saab Leasing was not eligible to receive damages for the majority of its claims.  In March 2008, the Eighth Circuit Court of Appeals affirmed the ruling by the District Court, and on April 24, 2008, the court denied Saab Leasing’s petition for a rehearing.  Saab Leasing’s only remaining avenue is to request a hearing before the United States Supreme Court.  The liquidating trustee will continue to hold funds in reserve for Saab Leasing’s claim until its final resolution.

Goldman Sachs Credit Partners, L.P. also has a $58 million claim against the liquidating trust relating to aircraft and equipment leases that Mesaba rejected in bankruptcy.  Goldman has asserted that the stipulated loss provisions of the relevant leases should apply to determine the total amount due to Goldman, while the liquidating trustee believes the claim should reflect actual damages suffered.  Mesaba’s bankruptcy estate filed for summary judgment asserting that the liquidated damages constitute unenforceable penalties.  The bankruptcy court heard the motion in September 2007, but has not yet ruled on the motion.  The liquidating trustee has been negotiating with Goldman in an attempt to reach a settlement of this claim, and our estimate of the equity distribution we expect to receive from the liquidating trust assumes that this claim will be settled.

Until all of the unsecured creditors’ claims are paid in full, the liquidating trustee owes a fiduciary duty to both the unsecured creditors and MAIR.  However, at such time as the liquidating trustee is able to pay all remaining amounts owed to unsecured creditors, while still reserving sufficient amounts for any unresolved claims, the liquidating trustee’s fiduciary duty will shift to MAIR alone, and MAIR may then have an opportunity to participate in any remaining settlement discussions.

Big Sky Owned Aircraft.  Big Sky currently owns seven Beechcraft 1900D aircraft and related spare parts and inventory that will be liquidated to provide funds for Big Sky to satisfy its liabilities.  Big Sky has engaged a broker to assist in the sale of these aircraft and spare parts.  Although none of the aircraft have yet been sold, several parties have expressed interest.  Based on current market conditions, MAIR believes that the realized value of its investment in Big Sky will be approximately $16 million after the sale of Big Sky’s aircraft, spare parts and inventory and after the satisfaction of Big Sky’s liabilities.

Investments.  The remaining variable related to the value of the Company’s assets is that of market risk as we continue to convert our investments to a more liquid form.  We expect all of our investments to be converted to cash or cash equivalents by August 1, 2008.  Certain of our investments are in asset-backed securities, and we expect that we will incur a loss as these securities are sold.  Depending on the market, this loss could be between $0.2 million and $1.0 million.

Along with risks related to liquidating our assets, we also face the risk that our liabilities will exceed our estimates.  Most notably, Big Sky leases ten aircraft from Mesa Airlines, and the term of these leases continue through 2010.  Big Sky desires to either assign these leases to another airline or obtain a negotiated release from its obligations under the leases.  Although Big Sky has continued to make payments under the leases, in April 2008, Mesa delivered to Big Sky a notice of default and attempted to draw on a letter of credit that MAIR established for Mesa’s benefit.  MAIR and Big Sky obtained a temporary restraining order prohibiting Mesa from drawing on the letter of credit.  Mesa has since filed a motion to dissolve the temporary restraining order, but a hearing has not yet been held on this motion.  The parties are also simultaneously negotiating a settlement related to the leases, including a settlement  regarding the return condition valuations for the aircraft, but there can be no assurance that the parties will reach an agreement.  The Company believes that even if the parties do not agree on settlement terms, certain provisions in the leases require Mesa to mitigate its damages to limit Big Sky’s liability for lease payments.  Therefore, the estimated value of the Company’s investment in Big Sky in the table above assumes that Big Sky’s lease liability will be limited.  In the event Big Sky is required to pay the full amount remaining on the leases, the distribution per share will decrease.

For additional factors that could affect the amount available to shareholders for distribution, see the “Risk Factors to be Considered in Connection with the Company’s Dissolution and Plan of Liquidation” section of this proxy statement.

REGULATORY APPROVALS AND CONSEQUENCES IF SHAREHOLDERS DO NOT APPROVE DISSOLUTION.  We do not expect to require any regulatory approvals in connection with the proposed liquidation.  However, following the cessation of Big Sky’s operations, MAIR no longer has an operating subsidiary.  As a result, we may be considered to be primarily engaged in the business of investing, reinvesting, owning, holding or trading in securities.  Consequently, if our shareholders do not approve the proposed dissolution, we may be required to register as an investment company under the Investment Company Act.  If, however, our shareholders approve the proposed dissolution, we will not be required to register as an investment company because activities incidental to dissolution do not require registration under the Investment Company Act.

NO APPRAISAL RIGHTS.  Shareholders are not entitled to any rights of appraisal or similar rights of dissenters under Minnesota law in connection with the proposed dissolution.

INTERESTS OF DIRECTORS AND OFFICERS IN THE PROPOSED DISSOLUTION.  Certain of our directors and officers own shares of our common stock and will receive distributions like our other shareholders.  Our directors and officers will also receive compensation for their services during the dissolution process.  The services to be performed during the dissolution process will include maintaining the Company’s portfolio of marketable securities until the securities are liquidated and cash is distributed to our shareholders, managing and settling the Company’s liabilities, delivering notices to creditors and addressing any responses to such notices submitted by creditors, creating a liquidating trust if one is required, ensuring that the Company is in compliance with applicable regulatory requirements and preparing and making filings, and otherwise taking actions necessary to complete the dissolution process.  Until the final distribution is made to our shareholders, unless certain officers are asked to terminate their employment early, our officers will continue to receive compensation at their current levels, including guaranteed bonus payments for their services during fiscal 2008.  In addition, in July 2007, our Compensation Committee adopted a Severance Policy for our employees to ensure that they had appropriate incentives to continue as employees of the Company in connection with the dissolution.  Mr. Foley and Ms. Timm are entitled to severance pay in accordance with the terms of the Severance Policy.  In addition, Mr. Foley and Ms. Timm are also parties to Executive Retention Agreements under which they will each receive a bonus based upon the amount of the equity distribution MAIR receives from Mesaba’s liquidating trust.  The severance and other payments made to our officers and other employees will be dissolution expenses that will reduce the cash amounts to be distributed to our shareholders and are included inn the table above.  Moreover, our Company has indemnified, and will continue during the dissolution process to indemnify, our directors and officers to the fullest extent authorized by the MBCA.  We have also purchased insurance to indemnify our directors and officers for claims related to their service to the Company.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.  The following discussion is a general summary of the material United States federal income tax consequences of the Plan of Liquidation to our Company and to current holders of our common stock who are “United States persons,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) and who hold such shares as “capital assets,” as defined in the Code.  The discussion does not purport to be a complete analysis of all of the potential tax effects of the Plan of Liquidation.  Tax considerations applicable to a particular shareholder will depend on that shareholder’s individual circumstances.  This discussion addresses neither the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain U.S. federal income tax laws (such as dealers in securities or currencies, banks, insurance companies, tax-exempt organizations, mutual funds, financial institutions, broker-dealers, regulated investment companies, real estate investment companies, real estate mortgage investment conduits and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.  In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities.

The discussion is based upon the Code, U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service, or the IRS, and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time.  Any such changes or varying interpretations may also be applied retroactively.  The following discussion has no binding effect on the IRS or the courts, and assumes that we will liquidate substantially in accordance with the Plan of Liquidation.

We can give no assurance that the tax treatment described herein will remain unchanged.  No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan of Liquidation, and we will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment.  If any tax consequences or facts prove not to be as anticipated and described herein, the result could be increased taxation at the shareholder level.

This discussion of certain U.S. federal income tax consequences was not intended or written to be used as, and cannot be used by you, in the purpose of avoiding penalties that may be imposed on you.  This discussion was written to support the solicitation of your vote or as instructions to vote your shares of our common stock.

Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the Plan and our dissolution, including tax reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Consequences to MAIR

MAIR may recognize gain or loss on the sale or other taxable disposition of any of its assets (including most in-kind distributions, if any) pursuant to its liquidation to the extent of the difference between the amount realized on such sale (or the fair market value of the asset) and its tax basis in such asset.  To the extent transactions in liquidation create taxable income, net operating losses will be used to offset any tax payable.  Due to MAIR’s tax basis in Mesaba’s stock, there will be no tax liability on any distribution made to MAIR from Mesaba’s liquidating trust.

Consequences to Shareholders

Gain or Loss on Liquidation.    Amounts received by shareholders pursuant to the liquidation will be treated as full payment in exchange for their shares of our common stock.  As a result of our liquidation, a shareholder generally will recognize gain or loss equal to the difference between (i) the amount of cash distributed to such shareholder (including distributions to any liquidating trust) and (ii) such shareholder’s tax basis in the shares of our common stock.

A shareholder’s gain or loss will be computed on a “per share” basis, so that gain or loss is calculated separately for blocks of stock acquired at different dates or for different prices.  Each liquidation distribution will be allocated proportionately to each share of stock owned by a shareholder, and will be applied first to recover a shareholder’s tax basis with respect to such share of stock.  Gain will be recognized in connection with a liquidation distribution allocated to a share of stock only to the extent that the aggregate value of all liquidation distributions received by a shareholder with respect to that share exceeds such shareholder’s tax basis for that share.  Any loss generally will be recognized only when a shareholder receives our final distribution to shareholders, and then only if the aggregate value of the liquidation distributions with respect to a share of stock is less than the shareholder’s tax basis for that share.  If a shareholder is required to return any distribution, any payments by a shareholder in satisfaction of any MAIR contingent liability not covered by our contingency reserve generally would produce a loss in the year paid.  Gain or loss recognized by a shareholder in connection with our liquidation generally will be long-term capital gain or loss if the share has been held for more than one year, and short term capital gain or loss if the share has not been held for more than one year.  Long term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short term capital gain.  The deductibility of capital losses is subject to various limitations.

Liquidating Trusts.    If we transfer assets to a liquidating trust for the benefit of the shareholders, we intend to structure any such liquidating trust as a grantor trust of the shareholders, so that shareholders will be treated for U.S. federal income tax purposes as first having constructively received their pro rata share of the property transferred to the trust and then having contributed such property to the trust.  In the event that one or more liquidating trusts are formed, the shareholders generally will receive notice of the transfer(s).  The amount of the deemed distribution to the shareholders generally will be reduced by the amount of any known liabilities assumed by the liquidating trust or to which the transferred property is subject.  A liquidating trust qualifying as a grantor trust is itself not subject to U.S. federal income tax.  Our former shareholders, as owners of the liquidating trust, would be required to take into account for U.S. federal income tax purposes their respective allocable portions of any future income, gain, or loss recognized by such liquidating trust, whether or not they have received any actual distributions from the liquidating trust with which to pay any tax on such tax items.  Shareholders would receive annual statements from the liquidating trust reporting their respective allocable shares of the various tax items of the trust.

Back-Up Withholding.    Unless a shareholder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and

Treasury Regulations, such shareholder may be subject to back-up withholding tax with respect to any payments received pursuant to the liquidation. The back-up withholding tax is currently imposed at a rate of 28%.  Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information.  If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

RISK FACTORS TO BE CONSIDERED IN CONNECTION WITH THE COMPANY’S DISSOLUTION AND PLAN OF LIQUIDATION

Our shareholders should consider many factors when deciding whether to vote to approve the proposed dissolution and Plan of Liquidation.  In addition to carefully reviewing all of the other information contained in this proxy statement, shareholders should consider the following risk factors.

Due to uncertainties surrounding our liabilities and whether we are able to realize the full value of our assets, we cannot make any assurances regarding the amount available for distribution to our shareholders.

We have made certain projections relating to the amount of cash the Company expects to have to distribute to its shareholders upon dissolution of the Company.  These projections generally relate to three areas:  the amount of liabilities of MAIR and of Big Sky which must be satisfied before the Company is dissolved, the amount we expect MAIR and Big Sky to realize for their assets and the amount we expect MAIR to receive for its equity interest in Mesaba’s liquidating trust.  Each of the above projections is subject to multiple variables, and a negative change in any of the above projections will reduce the amount of funds the Company expects to have available for distribution to its shareholders.

We may be unable to complete the dissolution and liquidation on as timely a basis as we would prefer.

Following the special meeting, if our shareholders approve the Company’s dissolution and Plan of liquidation, we intend to file a Notice of Intent to Dissolve with the Minnesota Secretary of State and wind up our business promptly thereafter.  We expect to make a liquidating distribution of excess funds not required to satisfy existing liabilities as soon as is practicable following the filing of our Notice of Intent to Dissolve.  However, there are a number of factors that could delay our anticipated timetable, including the following:

•      delays in the payment, or arrangement for payment or compromise, of remaining Company liabilities or obligations;

•      lawsuits or other claims asserted by us or against us; and

•      unanticipated legal, regulatory or administrative requirements.

If we fail to make adequate payments to creditors prior to dissolution, or if a creditor makes a claim against the Company following dissolution, our shareholders could be liable to such creditors.

Section 727 of the MBCA requires that we publish notice of our dissolution to allow our creditors time to present claims against us.  As a general rule, if a creditor fails to present its claim within the statutory time period, the creditor is barred from suing on that claim or otherwise realizing upon or enforcing the claim.  However, under limited circumstances, within one year after a company’s articles of dissolution have been filed, a creditor may, upon showing good cause for not having previously filed a claim, apply to a court to allow a claim against a dissolved company.  Such a claim may only be made against the corporation’s undistributed assets or, if the undistributed assets are not sufficient to satisfy the claim, against a shareholder.  However, in such event, a shareholder’s liability is limited to a portion of the claim that is equal to the portion of the distributions the shareholder received in dissolution, and in no event can a shareholder’s liability exceed the amount which the shareholder actually received in the dissolution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table provides information regarding ownership of our common stock by (i) each person known to us to own beneficially more than 5% of our common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table of our proxy statement for the fiscal year ended March 31, 2007 and (iv) all directors and executive officers as a group.  Unless otherwise indicated, the information is as of May 1, 2008 and each person has sole voting and investment power as to the shares shown.

For the purposes of this proxy statement, beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes any shares for which the person has sole or shared investment power and any shares the person has the right to acquire within 60 days of May 1, 2008 through the exercise of stock options.  The stock options referred to in the footnotes are employee and director options issued under our plans.  These options become partially or wholly exercisable beginning one year after the date of grant.  Therefore, the reported option shares relate to options granted on or before June 30, 2007.

	Number of		Percentage
Beneficial Owner	Shares		Owned

FMR Corp.
82 Devonshire Street, Boston, MA 02109	2,000,026	(1)	13.26%

Carl R. Pohlad
60 South Sixth Street, Suite 3800, Minneapolis, MN 55402	2,003,715	(2)	13.21%

Aegis Financial Corporation
1100 North Glebe Road, Suite 1040, Arlington, VA 22201	1,665,557	(3)	11.04%

Lloyd I. Miller
4550 Gordon Drive, Naples, FL 34102	1,591,852	(4)	10.55%

Donald Smith & Co.
152 West 57th Street, New York, NY 10019	1,493,900	(5)	9.90%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,493,540	(6)	9.90%

Riley Investment Management LLC
11100 Santa Monica Blvd., Suite 810, Los Angeles, CA 90025	1,090,465	(7)	7.23%

Schultze Asset Management, LLC
3000 Westchester Avenue, Purchase, NY 10577	997,010	(8)	6.61%

Paul F. Foley	422,000	(9)	2.72%

Donald E. Benson	69,000	(10)	*

Robert C. Pohlad	54,000	(10)	*

Raymond W. Zehr, Jr.	45,000	(11)	*

Pierson M. Grieve	45,000	(11)	*

Ruth M. Timm	7,500	(11)	*

John J. Ahn	4,000	(12)	*

Fred L. deLeeuw	—		*

James A. Lee	—		*

All Directors and Officers as a Group (10 Persons)	2,650,215	(13)	16.80%

*Less than 1%.

(1)   According to a Form 13F filed by FMR Corp. on February 14, 2008.

(2)   Includes 90,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(3)   According to a Schedule 13G filed by Aegis Financial Corporation on February 14, 2008.

(4)   According to a Schedule 13D/A filed by Mr. Miller on April 10, 2008.

(5)   According to a Schedule 13G filed by Donald Smith & Co. on February 8, 2008.

(6)   According to a Schedule 13G filed by Dimensional Fund Advisors, Inc. on February 6, 2008.

(7)   According to information provided to the Company by Riley Investment Management LLC on May 1, 2008.  Excludes 7,548 shares held by the B. Riley & Co. Retirement Trust, for which Bryant Riley is a trustee.  Bryant Riley is also the managing member of Riley Investment Management LLC.

(8)   According to a Schedule 13G filed by Schultze Master Fund, Ltd. on January 18, 2008.

(9)   Includes 412,500 shares which may be purchased pursuant to stock options exercisable within 60 days.

(10) Includes 45,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

(11) Consists of shares which may be purchased pursuant to stock options exercisable within 60 days.

(12) Consists of shares owned by Mr. Ahn’s parents, for which Mr. Ahn has voting and investment control.

(13) Includes 690,000 shares which may be purchased pursuant to stock options exercisable within 60 days.

VOTING OF PROXIES AND EXPENSES

The Board of Directors recommends that an affirmative vote be cast in favor of the proposal listed on the proxy card.  The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders.  If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Expenses incurred in connection with the solicitation of proxies will be paid by us.  The proxies are being solicited principally by mail.  In addition, our directors, officers and regular employees may solicit proxies personally or by telephone, for which they will receive no consideration other than their regular compensation.  We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of our common stock and will reimburse such parties for their expenses so incurred.

SHAREHOLDER PROPOSALS

Whether or not the dissolution is approved, we do not expect to have an annual meeting of shareholders after the special meeting and, therefore, we are not providing instructions as to how shareholders can make proposals for future meetings.

Dated:  May     , 2008

ANNEX A

PLAN OF LIQUIDATION
OF
MAIR HOLDINGS, INC.

        This Plan of Liquidation (or “Plan”) of MAIR Holdings, Inc. (the “Company”) is dated this        day of                           , 2008.

WHEREAS, the Company’s Board of Directors has authorized the Company’s management to prepare a plan of liquidation for presentation to the Company’s shareholders; and

WHEREAS, the Company has prepared a proxy statement in anticipation of a special meeting of shareholders to vote on the Company’s dissolution and liquidation.

NOW THEREFORE, the Company adopts the following Plan, which shall become effective upon approval by the Company’s shareholders, in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Company’s Bylaws:

1.             Payment of Liabilities and Obligations.  The Company shall, as soon as practicable following the approval of this Plan by the Company’s shareholders, (a) file a notice of intent to dissolve with the Minnesota Secretary of State, in accordance with Minnesota law, (b) give notice of the intended dissolution to the Company’s creditors and claimants by publication and/or U.S. mail pursuant to Section 727 of the MBCA, and (c) pay or provide for the payment in full or in such other amount as shall be agreed upon by the Company and the relevant creditor (i) amounts owing to creditors, (ii) tax liabilities and (iii) expenses of the dissolution and liquidation.

2.             Contingency Reserve.  The Company shall establish a contingency reserve which shall hold funds sufficient to satisfy any unresolved claims filed against the Company, tax obligations and expenses related to the sale of the Company’s property and assets and the liquidation and dissolution provided for in this Plan.

3.             Authority of Officers and Directors.  The Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Minnesota law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay such persons compensation for their services, provided that no current officer or director of the Company shall receive any compensation for his or her services above his or her current level, including any bonus or severance payments such officer or director may be entitled to under current agreements or Company plans, and that any such compensation to such other persons shall be fair and reasonable and consistent with disclosures made to the Company’s shareholders in connection with the adoption of this Plan. Adoption of this Plan by holders of a majority of the voting power represented collectively by the outstanding shares of the Company’s common stock shall constitute the approval of the Company’s shareholders of the Board’s authorization of the payment of any such compensation. The adoption of the Plan by the holders of the Company’s common stock shall constitute full and complete authority for the

Board and the officers of the Company, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable (i) to dissolve the Company in accordance with the laws of the State of Minnesota and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations; and (iv) to distribute all of the remaining funds of the Company to the holders of the Company’s common stock in complete cancellation or redemption of its stock.

4.             Conversion of Assets into Cash or Other Distributable Form.  Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible, proceed to collect all sums due or owing to the Company, including recovery of any tax refunds owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, attempt to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Sections 1 and 2 above, including all expenses of the sale of assets and of the dissolution and liquidation provided for by this Plan.

5.             Recovery of Assets.  In the event that the Company (or any trustee or receiver for the Company appointed pursuant to the MBCA) shall recover any assets or funds belonging to the Company, including any federal or state tax refunds arising out of the Company’s business activities from inception through dissolution, such funds shall first be used to satisfy any claims against or obligations of the Company, and to the extent any assets or funds remain thereafter, shall be distributed to the shareholders of the Company in accordance with and subject to the terms of the Company’s Amended and Restated Articles of Incorporation and the MBCA, and further subject to such terms and conditions as the Board of Directors of the Company (or any trustee or receiver for the Company) may deem appropriate; provided, however, that nothing herein shall be deemed to preclude the Company (or any trustee or receiver for the Company) from petitioning any court of competent jurisdiction for instructions as to the proper distribution and allocation of any such assets or funds that may be recovered by or on behalf of the Company.

6.             Professional Fees and Expenses.  It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Amended and Restated Articles of Incorporation and Bylaws or the MBCA or otherwise, and may authorize the payment of fees to an accounting firm or firms selected by the Board for services rendered to the Company. In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

7.             Indemnification.  The Company shall continue to indemnify its officers, directors, employees and agents in accordance with the MBCA and the Company’s Amended and Restated Articles of Incorporation and Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including, without limitation, directors’ and officers’ liability coverage.

8.             Liquidating Trust.  The Board may, but is not required to, establish and distribute assets of the Company to a liquidating trust, which may be established by agreement in form and substance determined by the Board with one or more trustees selected by the Board. In the alternative, the Board may petition a Court of competent jurisdiction for the appointment of one more trustees to conduct the liquidation of the Company, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

9.             Liquidating Distributions.  Liquidating distributions shall be made from time to time after the adoption of this Plan to the holders of record, at the close of business on June 20, 2008 (the “Record Date”), the last date on which the Company’s stock will be traded, of outstanding shares of common stock of the Company, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the complete liquidation of the Company). All determinations as to the time for and the amount of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 551 of the MBCA. As provided in Section 12 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

10.           Missing Shareholders.  If any distribution to a shareholder of the Company cannot be made, whether because the shareholder cannot be located, has not surrendered its certificates evidencing the common stock as required hereunder or for any other reason, the distribution to which such shareholder is entitled (unless transferred to a liquidating trust established pursuant to Section 8 hereof) shall be transferred at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such shareholder as the sole equitable owner thereof and shall be treated as abandoned property pursuant to the laws of the State of Minnesota and escheat to the State of Minnesota or other applicable jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11.           Amendment or Modification of Plan.  If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify this Plan and all action contemplated hereunder, notwithstanding shareholder approval of this Plan, to the extent permitted by the MBCA; provided, however, that the Company will not amend or modify this Plan under circumstances that would require additional shareholder approval under the MBCA and/or the federal securities laws without complying with such laws.

12.           Articles of Dissolution.  The Company shall be dissolved in accordance with the MBCA.  Upon final distribution to the shareholders of the Company’s assets, the Company shall prepare and file Articles of Dissolution with the Minnesota Secretary of State and, upon such filing, the legal existence of the Company shall cease.

13.           Cancellation of Stock and Stock Certificates.  Following the Record Date, the Company shall no longer permit or effect transfers of any of its stock, except by will, intestate succession or operation of law.  The distributions to the Company’s shareholders pursuant to Section 9 hereof shall be in complete redemption and cancellation of all of the outstanding common stock of the Company.  As a condition to receipt of any distribution to the shareholders, the Board of Directors or the trustees appointed pursuant to Section 8 hereof, as the case may be, in their absolute discretion, may require the shareholders to (i) surrender to the Company or its agents such shareholders’ certificates evidencing the common stock to the Company for the purpose of recording such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the trustees of the loss, theft or destruction of their certificates evidencing the common stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the trustees.

14.           Liquidation Under Code Sections 331 and 336.  It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code. This Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of an election under Code Section 336(e), if applicable.

15.           Filing of Tax Forms.  The appropriate officers of the Company are authorized and directed, within 30 days after the effective date of this Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

16.           Governing Law.  This Plan shall be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to laws that might otherwise govern under applicable principles of conflicts of laws thereof.

MAIR HOLDINGS, INC.

SPECIAL MEETING OF SHAREHOLDERS

        ,                , 2008

10:00 a.m.

Five Star Center Conference Room

Fifth Street Towers

100 South Fifth Street

Minneapolis, Minnesota

MAIR HOLDINGS, INC.

Fifth Street Towers, Suite 1360, Minneapolis, Minnesota 55402	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on                  , 2008.

The shares of common stock of MAIR Holdings, Inc. you hold of record or in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Paul F. Foley and Ruth M. Timm, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-      -         — QUICK  ♦♦♦ EASY ♦♦♦ IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on                    , 2008.

•                  Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to MAIR Holdings, Inc., c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your proxy card

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1.                                       To approve the dissolution of the Company and the Plan of Liquidation submitted to the shareholders at the special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ABOVE PROPOSAL.

Address Change? Mark Box ☐	Date
Indicate changes below:

Sign in Box

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If a corporation, please give full corporate name and title of authorized officer signing this card. If a partnership, please give partnership name and title of authorized person signing this card.